Exhibit 10.6

LIMITED GUARANTEE

OF

CITIGROUP CAPITAL PARTNERS II CAYMAN HOLDINGS, L.P.

LIMITED GUARANTEE, dated as of January 28, 2006 (this “Limited Guarantee”), by Citigroup Capital Partners II Cayman Holdings, L.P. (the “Guarantor”), in favor of Educate, Inc., a Delaware corporation (the “Company”).

1. Limited Guarantee. To induce the Company to enter into that certain Agreement and Plan of Merger, dated as of January 28, 2006 (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, Edge Acquisition, LLC, a Delaware limited liability company (“Parent”), and Edge Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company, the Guarantor absolutely, unconditionally and irrevocably guarantees to the Company, as a primary obligor and not merely as a surety, the due and punctual observance, payment, performance and discharge of any obligation of Parent and Merger Sub pursuant to the Merger Agreement to pay 6.873% of the payment obligations of Parent and Merger Sub under Section 7.6(c) of the Merger Agreement (the “Obligations”); provided, that notwithstanding anything to the contrary set forth herein, the maximum amount payable by the Guarantor under this Limited Guarantee shall not exceed $1,099,643.90 (the “Cap”), it being understood that this Limited Guarantee may not be enforced without giving effect to the Cap. The Company agrees that in the event that Parent and Merger Sub breaches its Obligations under the Merger Agreement and the Company wishes to enforce its rights under this Limited Guarantee, the Company shall simultaneously attempt to enforce its rights under those certain guarantees dated the date hereof by Sterling Capital Partners, L.P., Sterling Capital Partners II, L.P., Citigroup Capital Partners II Onshore, L.P., Citigroup Capital Partners II Employee Master Fund, L.P., Citigroup Capital Partners II 2007 Citigroup Investment, L.P. and CGI CPE LLC (the “Other Guarantors”) in favor of the Company. Notwithstanding anything to the contrary contained in this Limited Guarantee or any other document, the obligations of the Guarantor under this Agreement and of any other parties under any other guarantees shall be several and not joint.

2. Nature of Limited Guarantee. The Company shall not be obligated to file any claim relating to the Obligations in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Company to so file shall not affect the Guarantor’s obligations hereunder. In the event that any payment to the Company in respect of any Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to such Obligations as if such payment had not been made. This is an unconditional guarantee of payment and not of collectibility. The Guarantor reserves the right to assert defenses which Parent or Merger Sub may have to payment of any Obligations other than defenses arising from the bankruptcy or insolvency of Parent or Merger Sub and other defenses expressly waived hereby.

3. Changes in Obligations, Certain Waivers. The Guarantor agrees that the Company may at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of any of the Obligations, and may also make any agreement with Parent or Merger Sub for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Company and Parent or Merger Sub or any such other person without in any way impairing or affecting this Limited Guarantee. The Guarantor agrees that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure of the Company to assert any claim or demand or to enforce any right or remedy against Parent or Merger Sub or any other entity or person interested in the transactions contemplated by the Merger Agreement; (b) any change in the time, place or manner of payment of any of the Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement or any other agreement evidencing, securing or otherwise executed in connection with any of the Obligations, (c) the addition, substitution or release of any other entity or person interested in the transactions contemplated by the Merger Agreement; (d) any change in the corporate existence, structure or ownership of Parent or Merger Sub or any other entity or person interested in the transactions contemplated by the Merger Agreement; (e) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent or Merger Sub or any other entity or person interested in the transactions contemplated in the Merger Agreement; (f) the existence of any claim, set-off or other rights which the Guarantor may have at any time against Parent, Merger Sub or the Company, whether in connection with the Obligations or otherwise; or (g) the adequacy of any other means the Company may have of obtaining payment of the Obligations. To the fullest extent permitted by law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any law which would otherwise require any election of remedies by the Company. The Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Obligations incurred and all other notices of any kind (except for notices to be provided to Parent and Merger Sub in accordance with Section 8.7 of the Merger Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of the Parent or Merger Sub or any other entity or other person interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally (other than fraud or willful misconduct by the Company or any of its Subsidiaries or defenses to the payment of the Obligations that are available to Parent or Merger Sub under the Merger Agreement or breach by the Company of this Limited Guarantee). The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits. Notwithstanding anything to the contrary contained in this Limited Guarantee, the Company hereby agrees that, to the extent Parent and Merger Sub are relieved of their obligations under Section 7.6(c) of the Merger Agreement, the Guarantor shall be similarly relieved of its Obligations under this Limited Guarantee.

4. No Waiver; Cumulative Rights. No failure on the part of the Company to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Company of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Company or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Company at any time or from time to time.

5. Representations and Warranties. The Guarantor hereby represents and warrants that:

a. the execution, delivery and performance of this Limited Guarantee have been duly authorized by all necessary action and do not contravene any provision of the Guarantor’s partnership agreement, operating agreement or similar organizational documents or any law, regulation, rule, decree, order, judgment or contractual restriction binding on the Guarantor or its assets;

b. all consents, approvals, authorizations and permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Limited Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Limited Guarantee;

c. this Limited Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law);

d. this Limited Guarantee does not constitute a breach or event of default under any other agreement to which Guarantor is a party, except as would not have a material adverse effect on Guarantor’s ability to perform its obligations hereunder; and

e. Guarantor has the financial capacity to pay and perform its obligations under this Limited Guarantee, and all funds necessary for the Guarantor to fulfill its Obligations under this Limited Guarantee shall be available to the Guarantor for so long as this Limited Guarantee shall remain in effect in accordance with Section 8 hereof.

6. No Assignment. Neither the Guarantor nor the Company may assign its rights, interests or obligations hereunder to any other person (except by operation of law) without the prior written consent of the Company or the Guarantor, as the case may be; provided, however, that the Guarantor may assign all or a portion of its obligations hereunder to an affiliate or to an entity managed or advised by an affiliate of the Guarantor, provided that no such assignment shall relieve the Guarantor of any liability or obligation hereunder except to the extent of amounts actually received by the Company from the assignee.

7. Notices. All notices and other communications hereunder will be effective (a) if delivered by hand or overnight courier, when such delivery is made at the address specified in this Section 8.7, or (b) if delivered by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 8.7 and appropriate confirmation is received. Any notice, request, instruction or other communication to the Guarantor hereunder shall be in writing and delivered by hand or overnight courier service or by facsimile:

To Guarantor:	Citigroup Capital Partners II Cayman Holdings, L.P.
c/o Citigroup Private Equity
388 Greenwich Street
32nd Floor
New York, NY 10013
	Attention:	Todd E. Benson
	Facsimile:	(646) 291-5645

with a copy to:	Citigroup Private Equity
731 Lexington Avenue
23rd Floor
New York, NY 10022
	Attention:	Ranesh Ramanathan
General Counsel
	Facsimile:	(646) 291-3063

or to such other address or facsimile number as the Guarantor shall have notified the Company in a written notice delivered to the Company in accordance with the Merger Agreement. All notices to the Company hereunder shall be delivered as set forth in the Merger Agreement.

8. Continuing Guarantee. This Limited Guarantee shall remain in full force and effect and shall be binding on the Guarantor, its successors and assigns until all amounts payable under this Limited Guarantee have been indefeasibly paid or satisfied in full. Notwithstanding the foregoing, this Limited Guarantee shall terminate and the Guarantor shall have no further obligations under this Limited Guarantee as of the earlier of (a) the Effective Time (as defined in the Merger Agreement), (b) the termination of the Merger Agreement in accordance with its terms by mutual consent of the parties or under circumstances in which neither the Parent nor Merger Sub would be obligated to make any payments under Section 7.6(c) of the Merger Agreement, (c) the first anniversary of any termination of the Merger Agreement in accordance with its terms, except as to a claim for payment of any Obligation presented by the Company to Parent, Merger Sub or the Guarantor by such first anniversary, and (d) the undersigned’s terminating its obligations with respect to the Merger as a result of the modification or waiver, in a manner adverse to Parent or the Guarantor or the Other Guarantors, of the provisions of the Merger Agreement relating to the Termination Fee, the Acquiror Expenses or the Reverse Termination Fee (and the Company hereby agrees that the Guarantor may terminate such obligations as a result of any such modification or waiver). Notwithstanding the foregoing, in the event that the Company or any of its affiliates asserts in any litigation or other proceeding that the provisions of Section 1 hereof limiting the Guarantor’s liability to the Cap or the provisions of this Section 8 or Section 9 hereof are illegal, invalid or unenforceable in whole or in part, or asserting any theory of liability against the Guarantor or any Affiliate of the Guarantor with respect to the transactions contemplated by the Merger Agreement other than the liability of the Guarantor under this Limited Guarantee (as limited by the provisions of Section 1), then (i) the obligations of the Guarantor under this Limited Guarantee shall terminate ab initio and be null and void, and (ii) if the Guarantor has previously made any payments under this Limited Guarantee, it shall be entitled to recover such payments; provided, however, that if the Guarantor asserts in any litigation or other proceeding that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law), then, to the extent the Company prevails in such litigation or proceeding, the Guarantor shall pay on demand all reasonable fees and out of pocket expenses of the Company in connection with such litigation or proceeding.

9. No Recourse.

a. The Company acknowledges that the sole assets of Parent and Merger Sub are cash in a de minimus amount and its rights under the Merger Agreement, and that no additional funds are expected to be contributed to Parent or Merger Sub unless and until the Closing occurs. Notwithstanding anything that may be expressed or implied in this Limited Guarantee or any document or instrument delivered contemporaneously herewith, and notwithstanding the fact that the Guarantor may be a partnership or limited liability company, by its acceptance of the benefits of this Limited Guarantee, the Company acknowledges and agrees that, other than with respect to the Company’s rights under this Limited Guarantee of Guarantor and under the limited guarantees of the Other Guarantors, it has no right of recovery against, and no liability shall attach to, the former, current or future stockholders, directors, officers, employees, agents, affiliates, members, managers, general or limited partners or assignees of the Guarantor, Parent or Merger Sub or any former, current or future stockholder, director, officer, employee, general or limited partner, member, manager, affiliate, agent or assignee of any of the foregoing (collectively, but not including Guarantor, Parent or Merger Sub, each an “Affiliate”), or, other than its right to recover from Guarantor for up to the amount of the Obligations (subject to the Cap and the other limitations described herein), Guarantor, Parent or Merger Sub, through Parent, Merger Sub or otherwise, whether by or through attempted piercing of the corporate, partnership or limited liability company veil, by or through a claim by or on behalf of Parent or Merger Sub against an Affiliate, Guarantor, Parent or Merger Sub (including a claim to enforce the commitment letter dated as of the date hereof from the Guarantor and the Other Guarantors to Parent) arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby or otherwise relating thereto, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise. The Company hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause its respective affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby or otherwise relating thereto, against an Affiliate or, other than its right to recover from Guarantor for up to the amount of the Obligations (subject to the Cap and the other limitations described herein), Guarantor, Parent or Merger Sub.

b. Recourse against the Guarantor under this Limited Guarantee and against the Other Guarantors pursuant to their written guarantees delivered contemporaneously herewith shall be the sole and exclusive remedy of the Company against the Guarantor and any Affiliates in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby or hereby or otherwise relating thereto or hereto. Nothing set forth in this Limited Guarantee shall confer or give or shall be construed to confer or give to any Person other than the Guarantor and the Company (including any Person acting in a representative capacity) any rights or remedies against any Person other than the Company and the Guarantor as expressly set forth herein.

c. For all purposes of this Limited Guarantee, a person shall be deemed to have pursued a claim against another person if such first person brings a legal action against such person, adds such other person to an existing legal proceeding, or otherwise asserts a legal claim of any nature against such person.

d. The Company acknowledges that the Guarantor is agreeing to enter into this Limited Guarantee in reliance on the provisions set forth in this Section 9. This Section 9 shall survive termination of this Limited Guarantee.

10. Governing Law. This Limited Guarantee will be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any applicable principles of conflict of laws that would cause the laws of another State to otherwise govern this Limited Guarantee. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Limited Guarantee and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Limited Guarantee and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns shall be brought and determined exclusively in any state or federal court in the State of Delaware. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7 or in such other manner as may be permitted by applicable laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Limited Guarantee or any of the transactions contemplated by this Limited Guarantee in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Limited Guarantee and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Limited Guarantee and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 10, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Limited Guarantee, or the subject matter hereof, may not be enforced in or by such courts.

11. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LIMITED GUARANTEE OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

12. Counterparts; Effectiveness. This Limited Guarantee may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party. In the event that any signature to this Limited Guarantee or any amendment hereto is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof. No party hereto shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Limited Guarantee or any amendment hereto or the fact that such signature was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation or enforceability of a contract and each party hereto forever waives any such defense.

Signature page follows.

IN WITNESS WHEREOF, the Guarantor and the Company have caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

CITIGROUP CAPITAL PARTNERS II CAYMAN HOLDINGS, L.P.

By:	/s/ Todd E. Benson
Name:	Todd E. Benson
Its:	Vice President

Accepted and Agreed to:

EDUCATE, INC.

By:	/s/ C. Alan Schroeder
Name:	C. Alan Schroeder
Its:	General Counsel and Secretary